Exhibit 99.4

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Appendix C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Premara Financial, Inc., with and into Select Bancorp, Inc. and Carolina Premier Bank with and into Select Bank & Trust Company and to the reference to our firm’s name under the captions “Summary—Opinion of Premara’s Financial Advisor,” “Risk Factors—The opinions obtained by Premara and Select from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger,” “The Merger—Background of the Merger,” “The Merger—Premara’s Reasons for the Merger and Recommendation of the Premara Board of Directors,” “The Merger—Opinion of Premara’s Financial Advisor,” “The Merger Agreement—Conditions to Complete the Merger,” in such Proxy Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

/s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

September 27, 2017